Exhibit 95.1
Section 1503. Reporting Requirements Regarding Coal or Other Mine Safety.
On July 21, 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Act, was enacted. Section 1503 of the Act contains new reporting requirements regarding coal or other mine safety. Westmoreland Coal Company is committed to providing a safe workplace for all of our employees. Recently, two of our mines received the Montana Governor’s Award for Health and Safety, one in the Large Mining category and one in the Small Mining category. In addition, our other three mines have excellent safety records in 2010. We continue to engage proactively with federal and state agencies in support of measures that can improve the safety and well-being of our employees.
The operation of our mines is subject to regulation by the federal Mine Safety and Health Administration, or MSHA, under the Federal Mine Safety and Health Act of 1977, or the Mine Act. MSHA inspects our mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. Below, we have included information regarding certain mining safety and health citations that MSHA has issued with respect to our coal mining operations during fiscal year 2010. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the coal mine, (ii) the number of citations issued will vary from inspector-to-inspector and mine-to-mine, and (iii) citations and orders can be contested and appealed, and in that process, may be reduced in severity and amount, and are sometimes dismissed.
The table below includes references to specific sections of the Mine Act. We are providing the information in the table by mine as that is how we manage and operate our business.

	(A)	(B)	(C)		(D)	(E)		(F)		(G)	(H)
											Pending
	Section	Section	Section		Section	Section		Proposed			Legal
Mine Name/ID	104 S&S	104(b)	104(d)		110(b)(2)	107(a)		Assessments		Fatalities	Action
Rosebud Mine & Crusher Conveyor / 24-01747	4	—	1	I	—	—		20,463		—	—
Absaloka Mine / 24-00910	9	—	—		—	1	J	14,496		—	—
Savage Mine / 24-00106	2	—	—		—	—		1,170		—	—
Jewett Mine / 41-03164	8	—	—		—	—		14,089		—	—
Beulah Mine / 32-00043	7	—	—		—	—		3,060	K	—	—

(A)	The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Safety and Health Act of 1977 (30 U.S.C. 814) for which the operator received a citation from the Mine Safety and Health Administration.

(B)	The total number of orders issued under section 104(b) of such Act (30 U.S.C. 814(b)).

(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of such Act (30 U.S.C. 814(d)).

(D)	The total number of flagrant violations under section 110(b)(2) of such Act (30 U.S.C. 820(b)(2)).

(E)	The total number of imminent danger orders issued under section 107(a) of such Act (30 U.S.C. 817(a)).

(F)	The total dollar value of proposed assessments from the Mine Safety and Health Administration under such Act (30 U.S.C. 801 et seq.).

(G)	The total number of mining-related fatalities.

(H)	Any pending legal action before the Federal Mine Safety and Health Review Commission involving such coal or other mine.

(I)	Rosebud Mine received an unwarrantable failure to comply with a mandatory standard violation as fly rock from a blast left the blast site and hit a parked Chevrolet pickup holding three miners. Rosebud Mine has implemented a distance policy for cast blasts. The new policy is 1000 feet in front of and at a 45 degree angle from the face of the blast and 500 feet behind and to the side of the blast pattern.

(J)	Please see our Form 8-K filed on September 24, 2010. On September 23, 2010, the Absaloka Mine received an imminent danger order under section 107(a) of the Mine Act stating that two different coyotes had been spotted in the vicinity of the maintenance shop, the welding shop, the employee parking lots and other areas in the vicinity of mine employees. All miners attended a safety meeting reminding them of the danger of coyotes and other wild animals and of the procedures to take when the coyotes are spotted on mine property. The mine is actively working to humanely remove the presence of the coyotes.

(K)	The Beulah Mine received five 104(a) S&S citations in December 2010. At this time, penalties have not yet been assessed.